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                                                                    EXHIBIT 3(a)

                            CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            USA WASTE SERVICES, INC.

     USA WASTE SERVICES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), DOES HEREBY CERTIFY:

     1. That the Board of Directors of the Company has approved resolutions recommending to the stockholders of the Company that the Company's Restated Certificate of Incorporation be amended in the following respect:

          That the first sentence of Article Fourth of the Company's Restated Certificate of Incorporation be deleted in its entirety, and the following be inserted in its place:

          Fourth: The total number of shares of capital stock which the Corporation shall have authority to issue is five hundred ten million (510,000,000), divided into five hundred million (500,000,000) shares of Common Stock of the par value of one cent ($0.01) per share and ten million (10,000,000) shares of Preferred Stock of the par value of one cent ($0.01) per share."

     2. That said resolutions were duly approved by the stockholders of the Company at the 1997 annual meeting of the stockholders of the Company, notice of which was given in accordance with the provisions of Section 222 of the General Corporation Law of the State of Delaware.

     3. That such amendment to the Company's Restated Certificate of Incorporation has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, this Certificate of Amendment of the Company's Restated Certificate of Incorporation has been executed as of this 26th day of August, 1997.

                                       USA WASTE SERVICES, INC.


                                       By: /s/ GREGORY T. SANGALIS
                                          ---------------------------------
                                           Gregory T. Sangalis
                                           Vice President and Secretary
ATTEST:


By: /s/ BRYAN J. BLANKFIELD
   ------------------------------
    Bryan J. Blankfield
    Assistant Secretary